August 7, 1997




          (213) 229-7000

          Tejon Ranch Co.
          P.O. Box 1000
          Lebec, California 93243

                                   Re:  Form S-8 Registration Statement

          Dear Ladies and Gentlemen:

               We have acted as counsel for Tejon Ranch Co., a Delaware corporation (the "Company"), in connection with the registration by the Company of 230,000 shares of the Company's Common Stock, $1 par value (the "Shares"), on a Form S-8 Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended.

               On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly authorized and (ii) when issued and sold in accordance with the terms of the Company's 1992 Stock Option Plan referred to in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

               We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


                                        Very truly yours,
                                        /s/ Gibson, Dunn & Crutcher LLP

                                        GIBSON, DUNN & CRUTCHER LLP